Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 1st day of September 2015 (the “Effective Date”) by and between ABT Holding Company (a subsidiary of Athersys, Inc.), having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115-2634 (hereinafter, “the Company”), and Robert Deans, Ph.D., an individual with an address of 1609 Ramsgate Court, Riverside, CA 92506 (hereafter “the Consultant”).

IN CONSIDERATION of entering, or possibly entering, a business relationship with the Company as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the consultant hereby agrees and acknowledges as follows:

1.	Business Relationship. The Consultant’s business relationship with the Company shall be that of an independent contractor, and not that of an employee or agent of the Company.

2.	Responsibilities; Term.

a)	Consultant will render services to Company on an as-needed basis as determined mutually, and as further described in Schedule A.

b)	Term of consultancy is for one year beginning on the Effective Date of this Agreement. This Agreement will be renewable upon mutual written consent.

c)	Either party may terminate this Agreement upon thirty (30) written notice to the other party.

3.	Compensation. Company will pay to Consultant compensation as set forth below:

a)	The Company will pay consultant at a rate of $2,083.33 per month. Payment will be made on a monthly basis. Consultant will provide Company on a quarterly basis (or otherwise at the Company’s request) with a written accounting of activities and projects undertaken for the Company.

b)	In the event that Consultant is rendering services at the Company’s headquarters in Cleveland, Ohio at the Company’s request, Company will provide Consultant with a roundtrip airline ticket and lodging at a local hotel.

c)	Consultant will present to Company for reimbursement incidental travel expenses and other expenses directly related to the rendering of services; provided, however, that Consultant will seek prior approval before incurring expenses in excess of $500.

4.	Company Confidential Information.

a)	The Company will submit to Consultant certain technical, scientific, manufacturing, and marketing information concerning the business affairs, development and regulatory affairs, methods of operation, sources of supply and other confidential information. All such information is referred to herein as Confidential Information and includes information generated by Consultant in the performance of services for the Company, as further described in Schedule A. Company considers its Confidential Information to be valuable, proprietary, secret and confidential.

b)	Consultant will exercise due care to maintain all the Confidential Information as secret and confidential and will not disclose directly or indirectly to any third party, including any parent or affiliate or subsidiary company, any such Confidential Information except when, after and to the extent such Confidential Information:

i)	Is or becomes generally available to the public other than through the failure of Consultant to fulfill its respective obligations hereunder;

ii)	Was already known to Consultant on a non-confidential basis prior to disclosure;

iii)	Is subsequently disclosed to Consultant on a non-confidential basis by a third party having no obligation of confidentiality to the Company; or

iv)	The release of such Confidential Information is expressly agreed to and authorized in writing by Company as the case may be.

c)	Neither this Agreement nor the disclosure or revelation of Confidential Information hereunder will constitute or be construed as granting to Consultant, by implication or otherwise, any right, title or license under any patent, patent application, trade secret or any other proprietary right to which the Company now or hereafter has title, or as imposing on Consultant any obligation, except as specified in this Agreement.

5.	Proprietary Rights of Company and Assignment to Company.

a)	The Consultant agrees that any and all inventions, discoveries, improvements and works of authorship conceived or made by the Consultant, whether or not patentable or copyrightable, that (a) relate to the Company’s technologies, products or business, and (b) are suggested by or result from the Consultant’s work for the Company (hereafter “Project Intellectual Property”) shall be and hereby is the exclusive property of Company.

b)	The Consultant hereby agrees to promptly disclose any and all Project Intellectual Property to the Company and hereby assigns to the Company the entire right, title and interest to all Project Intellectual Property pursuant to this Agreement. The Consultant agrees to execute all applications, assignments or other instruments, and to give any testimony or evidence, at any time during or subsequent to engagement by the Company, which the Company may require to apply for and obtain, or to protect and defend, copyright registrations or letters patent in any country, with the understanding that any expense will be paid by the Company and that the Consultant will receive reasonable reimbursement for any assistance that the Consultant may be required to render to the Company after termination of Consultant’s relationship with the Company.

6.	Non-Competition. The Consultant agrees that, during the term of this Agreement, Consultant shall not do or suffer any of the following:

a)	Own, control or manage, or participate in the ownership, control or management of, render consulting services to, or be employed by any corporation, partnership or other entity that is engaged in the business of researching, developing, marketing or selling any technology or product relating to MSC, MAPC, mesenchymal progenitor cells, or other related or similar cell types, including USSC, hABM-SC, MIAMI cells, AFSC, and pericytes among others, or any other type of technology or product, which is substantially similar to that researched, developed, marketed or sold or contemplated to be researched, developed, marketed or sold by Athersys in any geographic areas in the United States or any countries outside the United States where Athersys has researched, developed, marketed or sold such technologies. For the purposes of this subsection (i), the term “ownership” shall be defined as holding five percent (5%) or more ownership interest or voting control interest in the entity in issue;

b)	Knowingly attempt to employ or employ, attempt to assist in employing or assist in employing, or otherwise interfere with the employment of, any employee or officer of Athersys; or

c)	Solicit, divert or attempt to divert any customer, sponsor, investor, research collaborator or other business relations of Athersys from associating, collaborating or otherwise doing business with Athersys.

6.	No Restrictions on the Consultant. The Consultant warrants and represents that he is not subject to any consulting agreement, employment contract or similar arrangement that would restrict his ability to enter into this Agreement or perform the services required by the Company. The Consultant agrees not to disclose to the Company, or use on its behalf, any confidential information or material that is the property of a former employer or third party.

7.	Return of Company Materials. The Company has the right to terminate this Agreement for any reason, prior to the expiration of the Term. Upon such termination, Consultant will immediately surrender to the Company all books, records, samples, drawings, blueprints, manuals, reports, correspondence, computer software and all other materials in the Consultant’s possession or control that in any manner contain or relate to Confidential Information, as well as other property belonging to the Company.

8.	Notification to Third Parties. Consultant acknowledges and agrees that the Company may notify any future or prospective employer of the Consultant, or any other appropriate third party, of the existence of this Agreement.

9.	Independent Enforceability. Each of the rights and remedies set forth in this Agreement will be independent of the other, and will be in addition to, and not in lieu of, any other rights and remedies available to the Company under the law or in equity.

10.	No Invalidity. If any covenant contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, such invalidity or unenforceability will not affect the remainder of the covenant or covenants of this Agreement, all of which will be given full effect without regard to the invalid or unenforceable portions.

11.	Rights and Remedies. If the Consultant commits or threatens to commit a breach of any of the provisions of this Agreement, the Company will have the following rights and remedies:

a)	The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that if any such breach or threatened breach is demonstrated to exist, then it will cause irreparable injury to the Company and money damages will not provide an adequate remedy to the Company; and

b)	The right and remedy to require the Consultant to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively Benefits) derived or received by the Consultant as the result of any transactions constituting a breach of this Agreement and the Consultant hereby agrees to account for and pay over such benefits to the Company.

12.	Jurisdiction. All questions relating to the execution, interpretation and performance of this Agreement will be governed by the laws of the State of Ohio, and the parties consent to the Courts of Ohio having the sole jurisdiction of any and all controversies that may arise under this Agreement.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, superseding all prior negotiations and discussions. No waiver, amendment or modification of any provision of this Agreement will be effective unless in writing and signed by both parties. The failure of the Company to insist in any one or more instances on strict performance of any of the terms and conditions of this Agreement, or the failure to exercise any right or remedy contained in this Agreement, or the waiver of any breach of the terms and conditions of this Agreement, will not be considered as thereafter waiving any such terms, conditions, rights or remedies, and the same will continue and remain in full force and effect as if no waiver occurred.

14.	The Consultant acknowledges receipt of a copy of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Company and the Consultant have executed or caused this Agreement to be executed by their duly authorized representatives on the date first written above.

ABT HOLDING COMPANY		CONSULTANT

BY:	/s/ William Lehmann	BY:	/s/ Robert Deans

NAME:	William (BJ) Lehmann	NAME:	Robert Deans

TITLE:	President & COO	TITLE:	Consultant

DATE:	September 1, 2015	DATE:	September 1, 2015

SCHEDULE A

CONSULTING SERVICES

In accordance with the requests and guidance of authorized Company persons, Consultant shall provide advice, information and support in connection with the Company’s and its affiliates’:

(1)	intellectual property, including patents and patent applications and other forms of intellectual property;

(2)	technologies, applications, potential projects and collaborations, research / project planning, regulatory submissions / interactions, research consortiums and grant applications; and

(3)	other projects in furtherance of the Company’s objectives.